Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of an additional 3,300,000 shares of Common Stock to be issued pursuant to the 2013 Omnibus Equity Incentive plan of Marcus & Millichap, Inc. of our report dated March 16, 2017, with respect to the consolidated financial statements of Marcus & Millichap, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 16, 2017